Exhibit 99.1

LAUREATE EDUCATION REPORTS SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2020 FINANCIAL RESULTS

Company Increases Its Full-Year 2020 Guidance

Signed Agreement to Sell Australia and New Zealand Businesses for $643 Million

BALTIMORE, MARYLAND - August 6, 2020 - Laureate Education, Inc. (NASDAQ: LAUR) today announced financial results for the second quarter and six months ended June 30, 2020.

Second Quarter 2020 Highlights (compared to second quarter 2019):

•	On a reported basis, revenue decreased 20% to $791.7 million, due primarily to the weakening of foreign currencies against the US Dollar and impacts from the COVID-19 pandemic, including changes to timing of the academic calendar. On an organic constant currency basis[1], revenue decreased by 8%.

•	Operating loss for the second quarter of 2020 was $(254.8) million, driven by impairment charges of $445.1 million, as compared to operating income of $217.2 million for the second quarter of 2019.

•	Net loss (including discontinued operations) for the second quarter of 2020 was $(311.6) million, attributable to the impairment charges, as compared to net income of $779.6 million for the second quarter of 2019, which was largely attributable to gains from asset sales.

•	Adjusted EBITDA was $259.0 million, a decrease of $39.8 million, due primarily to the weakening of foreign currencies against the US Dollar. On an organic constant currency basis, Adjusted EBITDA increased $2.0 million and was ahead of guidance driven primarily by tight cost controls and the acceleration of productivity initiatives.

Six Months Ended June 30, 2020 Highlights (compared to six months ended June 30, 2019):

•	New enrollments decreased 11%, down 8% excluding the divestiture of UniNorte Brazil in the prior year. New enrollment volumes were affected by the COVID-19 pandemic.

•	Total enrollments decreased 8%, down 5% excluding the divestiture of UniNorte Brazil in the prior year.

•	On a reported basis, revenue decreased 17% to $1,320.2 million, due primarily to the weakening of foreign currencies against the US Dollar and impacts from the COVID-19 pandemic, including changes to timing of the academic calendar. On an organic constant currency basis, revenue decreased 6%.

•	Operating loss for the six months ended June 30, 2020 was $(371.9) million, driven by impairment charges of $448.9 million, as compared to operating income of $125.1 million for the six months ended June 30, 2019.

•	Net loss (including discontinued operations) for the six months ended June 30, 2020 was $(213.3) million, mainly attributable to the impairment charges partially offset by a discrete tax benefit, as compared to net income (including discontinued operations) of $973.9 million for the six months ended June 30, 2019, which was largely attributable to gains from asset sales.

•	Adjusted EBITDA was $222.2 million, a decrease of $47.0 million, due primarily to the weakening of foreign currencies against the US Dollar. On an organic constant currency basis, Adjusted EBITDA decreased $7.3 million.

Eilif Serck-Hanssen, President and Chief Executive Officer, said, “Despite the COVID-19 pandemic, Laureate delivered a solid second quarter with Adjusted EBITDA results that were ahead of expectations in large part due to tight cost controls and the acceleration of productivity initiatives. Our total enrollment base remains relatively stable, our liquidity position is strong, and we have seen a reversal in some of the FX headwinds that we were facing in the early stages of this pandemic. The past five months have demonstrated the resiliency of Laureate's business model, enabled by our ability to deliver innovative and high-quality educational offerings at affordable prices.”

1 Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items.

Mr. Serck-Hanssen added, “We remain committed to our strategic review process as evidenced by our announcement last week to sell our Australia and New Zealand businesses at a highly accretive multiple.”

Second Quarter 2020 Results

For the second quarter of 2020, revenue on a reported basis was $791.7 million, a decrease of $200.7 million, or 20%, compared to the second quarter of 2019, due to the weakening of foreign currencies against the US Dollar and impacts from the COVID-19 pandemic, including changes to timing of the academic calendar. On an organic constant basis, revenue decreased 8%. The operating loss for the second quarter of 2020 was $(254.8) million, compared to an operating income of $217.2 million for the second quarter of 2019, a decrease of $(472.0) million, affected by impairment charges of $445.1 million and weaker currencies. The impairment charge for the second quarter was primarily attributable to our Chilean operations. During the second quarter, the Company identified an impairment indicator and completed a valuation of the fair value of our Chilean operations. This analysis revealed that the range of values that could be expected to be realized was lower than the carrying value of our Chilean reporting unit. Net loss (including discontinued operations) for the second quarter of 2020 was $(311.6) million, attributable to the impairment charges, as compared to net income (including discontinued operations) of $779.6 million for the second quarter of 2019, which included a $641.5 million gain primarily related to the sale of our institutions in Spain and Portugal. Basic and diluted loss per share were $(1.47) for the second quarter of 2020.

Adjusted EBITDA was $259.0 million in the second quarter of 2020, a decrease of $39.8 million, compared to the second quarter of 2019, due primarily to the weakening of foreign currencies against the US Dollar, as revenue softness was largely offset by cost actions. On an organic constant currency basis, Adjusted EBITDA increased $2.0 million and was ahead of guidance driven primarily by tight cost controls and the acceleration of productivity initiatives.

Six Months Ended June 30, 2020 Results

New enrollments for the six months ended June 30, 2020 decreased 11%, compared to new enrollment activity for the six months ended June 30, 2019. Excluding the sale of UniNorte (Brazil) in the prior year, new enrollments decreased 8% reflecting the impact from the COVID-19 pandemic, while total enrollments were relatively stable, down 5%, as a result of solid re-enrollments. Excluding the divestiture of UniNorte Brazil, new enrollments in Brazil were down 13%. New enrollments in Mexico and Andean regions were down 5% and 7%, respectively. Rest of World grew new enrollments by 31% as compared to the prior-year period as Australia continues to scale up. For Online & Partnerships, enrollments continue to be affected by the planned transition away from lower revenue and margin producing international students. For Walden's core domestic portfolio, new enrollments increased 3% and total enrollments were essentially flat versus the same period in the prior year. On an organic basis, total enrollments through June 30, 2020 were down 5% compared to the period ended June 30, 2019.

For the six months ended June 30, 2020, revenue on a reported basis was $1,320.2 million, a decrease of $273.3 million, or 17%, when compared to the six months ended June 30, 2019, due to the weakening of foreign currencies against the US Dollar and impacts from the COVID-19 pandemic, including changes to the timing of the academic calendar. On an organic constant currency basis, revenue decreased 6%. The operating loss for the six months ended June 30, 2020 was $(371.9) million, compared to an operating income of $125.1 million for the six months ended June 30, 2019, a decrease of $497.0 million. Operating loss during the 2020 period was driven by impairment charges of $448.9 million. Net loss (including discontinued operations) for the six months ended June 30, 2020 was $(213.3) million, attributable to the impairment charges partially offset by a discrete tax benefit, as compared to net income (including discontinued operations) of $973.9 million for the six months ended June 30, 2019 that was largely attributable to gains from asset sales. Basic and diluted loss per share for the six months ended June 30, 2020 were $(1.00).

Adjusted EBITDA was $222.2 million for the six months ended June 30, 2020, a decrease of $47.0 million, compared to the six months ended June 30, 2019, due primarily to the weakening of foreign currencies against the US Dollar, as revenue softness was largely offset by cost actions. On an organic constant currency basis, Adjusted EBITDA decreased $7.3 million.

Balance Sheet and Capital Structure

Laureate has a strong financial position with $629.6 million in cash as of June 30, 2020, which does not include $34.2 million of cash recorded at subsidiaries that were classified as held for sale at June 30, 2020. Additionally, these balances do not include over $750 million in gross proceeds expected from our previously announced pending asset sales in Australia/New Zealand and Malaysia.

The significant deleveraging of the Company's balance sheet over the past two years has resulted in a current net debt to Adjusted EBITDA ratio of below 2x. The Company's revolving credit facility and senior notes are not due until 2024 and 2025, respectively.

2020 Outlook

Laureate is updating its full-year 2020 guidance to reflect an improved outlook, as well as the reclassification of the Company’s Rest of World segment to Discontinued Operations reflecting the recently announced agreement to sell its businesses in Australia and New Zealand.

Based on current foreign exchange spot rates2, Laureate expects its full-year 2020 results to be as follows:

Continuing Operations

•	Total enrollments estimated to be approximately 786,000 students;

•	Revenues estimated to be in the range of $2,490 to $2,590 million; and

•	Adjusted EBITDA estimated to be in the range of $510 to $540 million.

Consolidated Operations

•	Free Cash Flow, defined as operating cash flow less capital expenditures, expected to be in the range of $150 million to $180 million.

This updated guidance assumes that all entities currently included within continuing operations remain there for the entirety of 2020 (except for the Rest of World segment as discussed above). If and when additional entities are required to be moved to discontinued operations during 2020, guidance will be revised.

Reconciliations of forward-looking non-GAAP measures (2020 Adjusted EBITDA outlook and 2020 Free Cash Flow outlook) to the relevant forward-looking GAAP measures are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlooks and reconciliations. Due to this uncertainty, the Company cannot reconcile projected Adjusted EBITDA and Free Cash Flow to projected net income and operating cash flow, respectively, without unreasonable effort.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

2 Based on actual FX rates for January-July 2020, and current spot FX rates (local currency per U.S. Dollar) of MXN 21.98, BRL 5.16, CLP 766.00, PEN 3.52 and AUD 1.40 for August - December 2020. FX impact may change based on fluctuations in currency rates in future periods.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by dialing 1-855-307-2849 (for U.S.- based callers) or 1-703-639-1262 (for international callers), and requesting to join the Laureate conference call, conference ID 9792205. Replays of the entire call will be available through August 13, 2020, at 1-855-859-2056 (for U.S.- based callers) and at 1-404-537-3406 (for international callers), conference ID 9792205. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s website at www.laureate.net.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to (i) guidance (including, but not limited to, total enrollments, revenues, Adjusted EBITDA, costs, capital expenditures, and Free Cash Flow), (ii) our planned divestitures, the expected proceeds generated therefrom and the expected reduction in revenue resulting therefrom, (iii) our exploration of strategic alternatives and potential future plans, strategies or transactions that may be identified, explored or implemented as a result of such review process and (iv) the potential impact of the COVID-19 pandemic on our business or the global economy as a whole are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including, with respect to our exploration of strategic alternatives, risks and uncertainties as to the terms, timing, structure, benefits and costs of any divestiture or separation transaction and whether one will be consummated at all, and the impact of any divestiture or separation transaction on our remaining businesses. Accordingly, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K for the year ended December 31, 2019, as updated in our Quarterly Reports on Form 10-Q filed for the quarters ended March 31, 2020 and June 30, 2020 and other filings made or to be made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurements of Adjusted EBITDA and Free Cash Flow. We have included these non-GAAP measurements because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans.

Adjusted EBITDA consists of income (loss) from continuing operations, adjusted for the items included in the accompanying reconciliation. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Free Cash Flow consists of operating cash flow minus capital expenditures. Free Cash Flow provides a useful indicator about Laureate’s ability to fund its operations and repay its debts.

Laureate’s calculations of Adjusted EBITDA and Free Cash Flow are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA is reconciled from the GAAP measure in the attached table “Non-GAAP Reconciliation.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures, and other items. We believe that providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures and other items described in the accompanying presentation.

About Laureate Education, Inc.

Laureate Education, Inc. has built the largest international portfolio of degree-granting higher education institutions, primarily focused in Latin America, with more than 800,000 students enrolled at over 25 institutions with more than 150 campuses, which we collectively refer to as the Laureate International Universities network. Laureate offers high-quality, undergraduate, graduate and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper and societies benefit.

Key Metrics and Financial Tables

(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments				Total Enrollments
	YTD 2Q	YTD 2Q	Change		As of	As of	Change
	2020	2019	Total	Organic	06/30/2020	06/30/2019	Total	Organic
Brazil (1)	100,400	125,500	(20)%	(13)%	267,400	309,000	(13)%	(5)%
Mexico	40,500	42,800	(5)%	(5)%	168,400	179,200	(6)%	(6)%
Andean	97,400	104,400	(7)%	(7)%	323,200	340,900	(5)%	(5)%
Rest of World	9,200	7,000	31%	31%	18,600	14,800	26%	26%
Online & Partnerships (2)	15,700	15,300	3%	3%	56,900	59,400	(4)%	(4)%
Laureate (3)	263,200	295,000	(11)%	(8)%	834,500	903,300	(8)%	(5)%

(1)	Enrollments affected by the sale of UniNorte during the fourth quarter of 2019

(2)	We no longer accept new enrollments at the University of Liverpool and the University of Roehampton. Domestic total enrollments were flat versus prior year.

(3)	Excludes new and total enrollments for our discontinued operations

Consolidated Statements of Operations

	For the three months ended			For the six months ended
	June 30,			June 30,
IN MILLIONS	2020	2019	Change	2020	2019	Change
Revenues	$791.7	$992.4	$(200.7)	$1,320.2	$1,593.5	$(273.3)
Costs and expenses:
Direct costs	554.1	707.4	(153.3)	1,146.9	1,346.6	(199.7)
General and administrative expenses	47.2	67.4	(20.2)	96.4	121.3	(24.9)
Loss on impairment of assets	445.1	0.5	444.6	448.9	0.5	448.4
Operating (loss) income	(254.8)	217.2	(472.0)	(371.9)	125.1	(497.0)
Interest income	1.0	2.8	(1.8)	3.7	6.4	(2.7)
Interest expense	(33.8)	(41.5)	7.7	(69.9)	(96.1)	26.2
Loss on debt extinguishment	—	(15.6)	15.6	—	(26.2)	26.2
(Loss) gain on derivatives	(1.4)	2.6	(4.0)	(0.6)	7.8	(8.4)
Other (expense) income, net	(0.4)	7.7	(8.1)	(0.5)	8.1	(8.6)
Foreign currency exchange (loss) gain, net	(4.9)	8.9	(13.8)	31.0	4.1	26.9
Gain on sales of subsidiaries, net	0.1	—	0.1	2.8	—	2.8
(Loss) income from continuing operations before income taxes and equity in net income of affiliates	(294.2)	182.2	(476.4)	(405.4)	29.2	(434.6)
Income tax (expense) benefit	(7.5)	(74.6)	67.1	227.6	(38.7)	266.3
Equity in net income of affiliates, net of tax	—	0.2	(0.2)	0.2	0.2	—
(Loss) income from continuing operations	(301.8)	107.8	(409.6)	(177.7)	(9.2)	(168.5)
(Loss) income from discontinued operations, net of tax	(12.2)	30.3	(42.5)	(16.0)	93.6	(109.6)
Gain (loss) on sales of discontinued operations, net of tax	2.3	641.5	(639.2)	(19.7)	889.5	(909.2)
Net (loss) income	(311.6)	779.6	(1,091.2)	(213.3)	973.9	(1,187.2)
Net loss (income) attributable to noncontrolling interests	3.8	2.0	1.8	5.1	(1.0)	6.1
Net (loss) income attributable to Laureate Education, Inc.	$(307.8)	$781.6	$(1,089.4)	$(208.2)	$972.8	$(1,181.0)

Accretion of redeemable noncontrolling interests and equity	$0.2	$0.2	$—	$0.2	$0.5	$(0.3)
Net (loss) income available to common stockholders	$(307.6)	$781.8	$(1,089.4)	$(208.1)	$973.3	$(1,181.4)

Basic and diluted earnings (loss) per share:
Basic weighted average shares outstanding	209.9	224.7	(14.8)	209.9	224.7	(14.8)
Diluted weighted average shares outstanding	209.9	224.9	(15.0)	209.9	224.7	(14.8)
Basic and diluted (loss) earnings per share	$(1.47)	$3.48	$(4.95)	$(1.00)	$4.33	$(5.33)

Revenue and Adjusted EBITDA by segment (continuing operations)

IN MILLIONS
			% Change		$ Variance Components
For the three months ended June 30,	2020	2019	Reported	Organic Constant Currency(4)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Brazil	$118.5	$197.1	(40)%	(13)%	$(78.6)	$(23.3)	$—	$(12.0)	$(43.3)
Mexico	114.9	162.5	(29)%	(13)%	(47.6)	(21.1)	—	—	(26.5)
Andean	345.9	423.0	(18)%	(9)%	(77.1)	(37.4)	—	—	(39.7)
Rest of World	62.6	51.2	22%	31%	11.4	15.8	—	—	(4.4)
Online & Partnerships	148.9	159.7	(7)%	(7)%	(10.8)	(10.8)	—	—	—
Corporate & Eliminations	1.0	(1.1)	nm	nm	2.1	2.1	—	—	—
Total Revenues	$791.7	$992.4	(20)%	(8)%	$(200.7)	$(74.8)	$—	$(12.0)	$(113.9)

Adjusted EBITDA
Brazil	$41.6	$58.9	(29)%	3%	$(17.3)	$1.5	$(0.4)	$(2.6)	$(15.8)
Mexico	19.7	31.6	(38)%	(23)%	(11.9)	(7.2)	0.9	—	(5.6)
Andean	160.7	186.5	(14)%	(5)%	(25.8)	(8.9)	—	—	(16.9)
Rest of World	19.7	12.1	63%	74%	7.6	9.0	—	—	(1.4)
Online & Partnerships	43.4	49.9	(13)%	(13)%	(6.5)	(6.5)	—	—	—
Corporate & Eliminations	(26.0)	(40.1)	35%	35%	14.1	14.1	—	—	—
Total Adjusted EBITDA	$259.0	$298.8	(13)%	1%	$(39.8)	$2.0	$0.5	$(2.6)	$(39.7)

nm - percentage changes not meaningful

(4)	Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2019 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

IN MILLIONS
			% Change		$ Variance Components
For the six months ended June 30,	2020	2019	Reported	Organic Constant Currency(5)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Brazil	$202.2	$307.1	(34)%	(8)%	$(104.9)	$(24.3)	$—	$(19.4)	$(61.2)
Mexico	269.1	318.9	(16)%	(6)%	(49.8)	(17.7)	—	—	(32.1)
Andean	435.4	561.9	(23)%	(13)%	(126.5)	(74.3)	—	—	(52.2)
Rest of World	106.1	84.6	25%	36%	21.5	30.5	—	—	(9.0)
Online & Partnerships	305.4	321.5	(5)%	(5)%	(16.1)	(16.1)	—	—	—
Corporate & Eliminations	2.1	(0.6)	nm	nm	2.7	2.7	—	—	—
Total Revenues	$1,320.2	$1,593.5	(17)%	(6)%	$(273.3)	$(99.4)	$—	$(19.4)	$(154.5)

Adjusted EBITDA
Brazil	$22.4	$28.2	(21)%	39%	$(5.8)	$10.9	$0.5	$(0.2)	$(17.0)
Mexico	43.0	57.4	(25)%	(8)%	(14.4)	(4.6)	(1.0)	—	(8.8)
Andean	98.5	153.3	(36)%	(29)%	(54.8)	(44.4)	—	—	(10.4)
Rest of World	24.5	8.8	178%	nm	15.7	18.5	—	—	(2.8)
Online & Partnerships	86.7	98.4	(12)%	(12)%	(11.7)	(11.7)	—	—	—
Corporate & Eliminations	(53.0)	(76.9)	31%	31%	23.9	23.9	—	—	—
Total Adjusted EBITDA	$222.2	$269.2	(17)%	(3)%	$(47.0)	$(7.3)	$(0.5)	$(0.2)	$(39.0)

nm - percentage changes not meaningful

(5)	Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2019 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	June 30, 2020	December 31, 2019	Change
Assets
Cash and cash equivalents	$629.6	$339.6	$290.0
Receivables (current), net	311.5	260.5	51.0
Other current assets	266.9	259.0	7.9
Current assets held for sale	62.3	83.8	(21.5)
Property and equipment, net	908.4	1,199.2	(290.8)
Operating lease right-of-use assets, net	691.6	861.9	(170.3)
Goodwill and other intangible assets	2,334.3	2,822.4	(488.1)
Other long-term assets	561.9	383.3	178.6
Long-term assets held for sale	187.2	306.0	(118.8)
Total assets	$5,953.7	$6,515.6	$(561.9)

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$380.0	$516.4	$(136.4)
Deferred revenue and student deposits	340.3	216.8	123.5
Total operating leases, including current portion	792.3	883.9	(91.6)
Total long-term debt, including current portion	1,591.2	1,379.1	212.1
Total due to shareholders of acquired companies, including current portion	16.0	21.5	(5.5)
Other liabilities	422.9	492.3	(69.4)
Current and long-term liabilities held for sale	118.7	189.1	(70.4)
Total liabilities	3,661.5	3,699.2	(37.7)
Redeemable noncontrolling interests and equity	12.2	12.3	(0.1)
Total stockholders' equity	2,280.1	2,804.2	(524.1)
Total liabilities and stockholders' equity	$5,953.7	$6,515.6	$(561.9)

Consolidated Statements of Cash Flows

	For the six months ended June 30,
IN MILLIONS	2020	2019	Change
Cash flows from operating activities
Net (loss) income	$(213.3)	$973.9	$(1,187.2)
Depreciation and amortization	84.3	97.4	(13.1)
Loss on impairment of assets	458.8	0.5	458.3
Loss (gain) on sales of subsidiaries and disposal of property and equipment, net	26.1	(852.3)	878.4
Loss (gain) on derivative instruments	0.6	(8.0)	8.6
Payments for settlement of derivative contracts	(0.6)	(8.2)	7.6
Loss on debt extinguishment	—	26.2	(26.2)
Deferred income taxes	(226.8)	4.7	(231.5)
Unrealized foreign currency exchange gain	(25.6)	(5.2)	(20.4)
Income tax receivable/payable, net	(46.3)	(53.2)	6.9
Working capital, excluding tax accounts	(131.0)	(276.5)	145.5
Other non-cash adjustments	135.2	133.4	1.8
Net cash provided by operating activities	61.4	32.5	28.9
Cash flows from investing activities
Purchase of property and equipment	(49.2)	(62.8)	13.6
Expenditures for deferred costs	(8.3)	(8.0)	(0.3)
Receipts from sales of discontinued operations, net of cash sold, and property and equipment	22.5	1,161.4	(1,138.9)
Settlement of derivatives related to sale of discontinued operations and net investment hedge	—	12.9	(12.9)
Investing other, net	—	(1.1)	1.1
Net cash (used in) provided by investing activities	(35.0)	1,102.4	(1,137.4)
Cash flows from financing activities
Increase (decrease) in long-term debt, net	268.9	(1,369.6)	1,638.5
Payments of deferred purchase price for acquisitions	(1.9)	(12.1)	10.2
Payments to purchase noncontrolling interests	—	(5.8)	5.8
Proceeds from exercise of stock options	26.7	—	26.7
Payments to repurchase common stock	(29.2)	—	(29.2)
Payments of debt issuance costs	—	(5.9)	5.9
Financing other, net	(1.2)	(2.6)	1.4
Net cash provided by (used in) financing activities	263.4	(1,396.1)	1,659.5
Effects of exchange rate changes on Cash and cash equivalents and Restricted cash	(23.3)	8.7	(32.0)
Change in cash included in current assets held for sale	22.2	64.3	(42.1)
Net change in Cash and cash equivalents and Restricted cash	288.7	(188.2)	476.9
Cash and cash equivalents and Restricted cash at beginning of period	526.6	583.6	(57.0)
Cash and cash equivalents and Restricted cash at end of period	$815.3	$395.3	$420.0

Non-GAAP Reconciliation

The following table reconciles income (loss) from continuing operations to Adjusted EBITDA:

	For the three months ended June 30,			For the six months ended June 30,
IN MILLIONS	2020	2019	Change	2020	2019	Change
(Loss) income from continuing operations	$(301.8)	$107.8	$(409.6)	$(177.7)	$(9.2)	$(168.5)
Plus:
Equity in net income of affiliates, net of tax	—	(0.2)	0.2	(0.2)	(0.2)	—
Income tax expense (benefit)	7.5	74.6	(67.1)	(227.6)	38.7	(266.3)
(Loss) income from continuing operations before income taxes and equity in net income of affiliates	(294.2)	182.2	(476.4)	(405.4)	29.2	(434.6)
Plus:
Gain on sales of subsidiaries, net	(0.1)	—	(0.1)	(2.8)	—	(2.8)
Foreign currency exchange loss (gain), net	4.9	(8.9)	13.8	(31.0)	(4.1)	(26.9)
Other expense (income), net	0.4	(7.7)	8.1	0.5	(8.1)	8.6
Loss (gain) on derivatives	1.4	(2.6)	4.0	0.6	(7.8)	8.4
Loss on debt extinguishment	—	15.6	(15.6)	—	26.2	(26.2)
Interest expense	33.8	41.5	(7.7)	69.9	96.1	(26.2)
Interest income	(1.0)	(2.8)	1.8	(3.7)	(6.4)	2.7
Operating (loss) income	(254.8)	217.2	(472.0)	(371.9)	125.1	(497.0)
Plus:
Depreciation and amortization	40.1	49.3	(9.2)	84.3	96.6	(12.3)
EBITDA	(214.7)	266.5	(481.2)	(287.6)	221.7	(509.3)
Plus:
Share-based compensation expense (6)	4.6	4.7	(0.1)	6.6	7.7	(1.1)
Loss on impairment of assets (7)	445.1	0.5	444.6	448.9	0.5	448.4
EiP implementation expenses (8)	24.0	27.1	(3.1)	54.4	39.3	15.1
Adjusted EBITDA	$259.0	$298.8	$(39.8)	$222.2	$269.2	$(47.0)

(6)	Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, "Stock Compensation."

(7)	Represents non-cash charges related to impairments of long-lived assets.

(8)	Excellence-in-Process (EiP) implementation expenses are related to our enterprise-wide initiative to optimize and standardize Laureate’s processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. It included the establishment of regional shared services organizations (SSOs) around the world, as well as improvements to the Company's system of internal controls over financial reporting. The EiP initiative also includes other back- and mid-office areas, as well as certain student-facing activities, expenses associated with streamlining the organizational structure and certain non-recurring costs incurred in connection with the planned and completed dispositions. Beginning in the third quarter of 2019, EiP also includes expenses associated with an enterprise-wide program aimed at revenue growth.

Investor Relations Contact:

ir@laureate.net

Media Contacts:

Laureate Education
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.